Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

ADAPTIN BIO, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	(1)	457(a)	2,196,390	$4.40	$9,664,116.00	0.0001531	$1,480.00

Total Offering Amounts:							$9,664,116.00		1,480.00
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$1,480.00

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Offering Note(s)

(1)	Consists of 2,196,390 shares reserved for issuance under the Adaptin Bio, Inc. 2025 Equity Incentive Plan (the “2025 Plan”).

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s common stock that become issuable under the 2025 Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction that results in an increase in the number of outstanding shares of the Registrant’s common stock.

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended, based upon the original sale price at which units, including the shares of Common Stock registered hereunder, were sold in Adaptin Bio, Inc.’s private placement offering (the “Offering”) which closed on February 11, 2025, and March 31, 2025. The price per share and aggregate offering price in the table above are based on the price per share of Common Stock included in the Offering.